Exhibit 3.20

Jul 01, 2021
Liberty Star Minerals
LBSR: OTC Markets
http://www.lbsr.us

FOR IMMEDIATE RELEASE

Liberty Star Releases Revised Red Rock Canyon Gold Property Technical Report

TUCSON, AZ–(Jul 01, 2021)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce a revised version of the Red Rock Canyon Gold Property Technical Report (the “Report”) is available on LBSR.us. The revised Report includes additional historic geophysics and drilling data discovered since the original report was released, May 21, 2021 (NR 218).

Report author Barney Guarnera P.Eng., QP, CMA included information and maps from drilling programs from 1999 and 2004 indicating the presence of “a substantial aeromag high approximately 3.5 miles long, probably representing a porphyry copper-gold style intrusive at relatively shallow depth.” Also, “This hidden body is surrounded by a distal sub-micron gold halo symmetrically arranged around the magnetic high (values as high as 1.5 ounces have been obtained from silicified zones at the surface in the limestone host rock).” Drilling records from 2004 show drill holes currently within the Company’s Red Rock Canyon MEP block had several zones of gold mineralization in each hole drilled. Guarnera finds the data and mapping from that time confirm his opinion “that the mineralizing fluids invaded fracture and shear zones and are probably outliers of a deeper-seated gold deposit.” See pages 18 to 21 of the revised Report.

Click to view on LBSR.us

Liberty Star Minerals’ CEO Brett Gross notes, “the revised portion of the Report reinforces our belief that Red Rock Canyon may contain attractive and economically viable gold concentrations, with valuable metallic byproducts. This information strongly suggests that continued exploration is justified, foremost including diamond core drilling to verify previous results and expand our knowledge of the quality and extent of mineralization. Accumulation and integration of these data represents a major milestone in the Company’s progress toward development of Red Rock Canyon.”

“Brett I. Gross” Brett I. Gross
CEO/President
Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps and technical reports

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2021, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2021. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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Contact:
Liberty Star Minerals
Tracy Myers, Investor Relations
520-425-1433 – info@lbsr.us
Update # 2105